Exhibit 4.3

EXECUTION VERSION

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR THE COMPANY HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

COMMON STOCK PURCHASE WARRANT

INVIVYD, inc.

First Tranche Shares: 3,591,954

Second Tranche Shares: 1,795,977

Third Tranche Shares: 1,436,781

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Population Health Partners, L.P., a Delaware limited partnership (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Applicable Issuance Date (as defined herein) with respect to the Applicable Warrant Shares (as defined below) and on or prior to the earlier of (i) 5:00 p.m. (New York City time) on November 15, 2032 and (ii) the closing of a Fundamental Transaction in accordance with Section 3(d)(ii) (such earlier date, the “Termination Date”), but not thereafter, to subscribe for and purchase from Invivyd, Inc., a Delaware corporation (the “Company”), the Applicable Warrant Shares that become exercisable pursuant to the terms of this Warrant. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(c).

Section 1.
Definitions. In addition to the terms defined elsewhere in this Warrant, for all purposes of this Warrant, the following terms have the meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise). For purposes of this Agreement, the Company shall not be deemed to be an Affiliate of Holder and Holder shall not be deemed to be an Affiliate of the Company.

“Applicable Issuance Date” means, as applicable, (i) the First Tranche Issuance Date with respect to the First Tranche Shares, (ii) the Second Tranche Issuance Date with respect to the Second Tranche Shares, and (iii) the Third Tranche Issuance Date with respect to the Third Tranche Shares.

“Applicable Issuance Deadline” means, as applicable, the First Tranche Issuance Deadline, the Second Tranche Issuance Deadline and the Third Tranche Issuance Deadline.

“Applicable Issuance Event” means, as applicable, the First Tranche Issuance Event, the Second Tranche Issuance Event and the Third Tranche Issuance Event.

“Applicable Warrant Shares” means, as applicable, the First Tranche Shares, the Second Tranche Shares and the Third Tranche Shares.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to remain closed.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Determination Date” has the meaning set forth in the definition of Market Capitalization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Tranche Issuance Date” means the first date on which the First Tranche Issuance Event occurs so long as the First Tranche Issuance Event occurs on or prior to the First Tranche Issuance Deadline.

“First Tranche Issuance Deadline” means November 15, 2028.

“First Tranche Issuance Event” means the Company’s Market Capitalization as of any Determination Date equals or exceeds $758,517,511.00; provided, however, that, without regard to the Company’s Market Capitalization, the First Tranche Issuance Event shall be deemed to occur immediately prior to the consummation of a Fundamental Transaction if such Fundamental Transaction occurs on or prior to the First Tranche Issuance Deadline.

“First Tranche Shares” means 3,591,954 shares of Common Stock, subject to applicable adjustment hereunder.

“Fundamental Transaction” means each of the following events: (a) other than in the case of a redomestication transaction in connection with a change in the corporate domicile of the Company, the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person and the Company shall not be the surviving or continuing Person or the Company shall be the continuing or surviving Person but, in connection with such merger or consolidation, the Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (b) the Company, directly or indirectly, effects any sale, exclusive lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (d) the Company, directly or indirectly, in one or more related transactions effects any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock.

“Market Capitalization” means, with respect to a particular Trading Day (the “Determination Date”), the total value of the Company’s outstanding shares of Common Stock on such Determination Date, calculated by multiplying the Company’s VWAP for the ten (10) Trading Days immediately preceding the Determination Date by the Company’s total number of shares of Common Stock outstanding as reflected in (i) the Company’s most recent periodic or annual report filed with the Commission (e.g., Annual Report on Form 10-K or Quarterly Report on Form 10-Q), as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Second Tranche Issuance Date” means the first date on which the Second Tranche Issuance Event occurs so long as the Second Tranche Issuance Event occurs on or prior to the Second Tranche Issuance Deadline.

“Second Tranche Issuance Deadline” means November 15, 2029.

“Second Tranche Issuance Event” means the Company’s Market Capitalization as of any Determination Date equals or exceeds $1,137,776,266.00; provided, however, that, without regard to the Company’s Market Capitalization, the Second Tranche Issuance Event shall be deemed to occur immediately prior to the consummation of a Fundamental Transaction if such Fundamental Transaction occurs on or prior to the Second Tranche Issuance Deadline.

“Second Tranche Shares” means 1,795,977 shares of Common Stock, subject to applicable adjustment hereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

“Subsidiary” or “Subsidiaries” means any subsidiary of the Company, and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Third Tranche Issuance Date” means the first date on which the Third Tranche Issuance Event occurs so long as the Third Tranche Issuance Event occurs on or prior to the Third Tranche Issuance Deadline.

“Third Tranche Issuance Deadline” means November 15, 2030.

“Third Tranche Issuance Event” means the Company’s Market Capitalization as of any Determination Date equals or exceeds $1,517,035,022.00; provided, however, that, without regard to the Company’s Market Capitalization, the Third Tranche Issuance Event shall be deemed to occur immediately prior to the consummation of a Fundamental Transaction if such Fundamental Transaction occurs on or prior to the Third Tranche Issuance Deadline.

“Third Tranche Shares” means 1,436,781 shares of Common Stock, subject to applicable adjustment hereunder.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC., the current transfer agent of the Company, with a mailing address of 6201 15th Avenue, Brooklyn,

New York 11219, and a facsimile number of 718-765-8717, and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, whose determination shall be conclusive.

Section 2.
Exercise.
(a)
Exercise Period. The Warrant is exercisable, in whole or in part, in three tranches commencing on the Applicable Issuance Date for the Applicable Warrant Shares and ending on the Termination Date. Promptly upon the occurrence of an Applicable Issuance Event (but in no event later than five (5) Trading Days following the occurrence of an Applicable Issuance Event), the Company shall deliver to the Holder a notice which shall detail the date on which such Applicable Issuance Event has occurred and the aggregate number of Applicable Warrant Shares then exercisable under the terms of this Warrant. For the avoidance of doubt, (i) the First Tranche Shares shall only become exercisable if the First Tranche Issuance Event occurs on or prior to the First Tranche Issuance Deadline, (ii) the Second Tranche Shares shall only become exercisable if the Second Tranche Issuance Event occurs on or prior to the Second Tranche Issuance Deadline, and (iii) the Third Tranche Shares shall only become exercisable if the Third Tranche Issuance Event occurs on or prior to the Third Tranche Issuance Deadline. If an Applicable Issuance Event does not occur on or prior to the Applicable Issuance Deadline, then the Applicable Warrant Shares subject to such Applicable Issuance Event shall never become exercisable pursuant to this Warrant. For the avoidance of doubt, if none of the Applicable Issuance Events have occurred on or prior to the Third Tranche Issuance Deadline, then this Warrant shall immediately terminate and be of no further force and effect.
(b)
Exercise of Warrant. Exercise of the Applicable Warrant Shares, if exercisable in accordance with Section 2(a), may be made by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed

PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”) and, within the earlier of (i) 12:00 p.m. (Eastern Time) on the second Trading Day and (ii) 12:00 p.m. (Eastern Time) on the last Trading Day of the applicable Standard Settlement Period following the date said Notice of Exercise is delivered to the Company, payment of the aggregate Exercise Price of the Applicable Warrant Shares thereby purchased pursuant to the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank (including an international branch office of a United States bank) or pursuant to the cashless exercise procedure specified in Section 2(d) below if specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Applicable Warrant Shares available hereunder and the Warrant has been terminated or exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within two (2) Trading Days of the date of termination or the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Applicable Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Applicable Warrant Shares purchasable hereunder in an amount equal to the applicable number of Applicable Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Applicable Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Applicable Warrant Shares hereunder, the number of Applicable Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof; provided that the foregoing shall not limit Company’s obligations under Section 2(e)(ii).
(c)
Exercise Price. The exercise price per Applicable Warrant Share under this Warrant shall be $3.48, subject to adjustment hereunder (the “Exercise Price”).
(d)
Cashless Exercise. This Warrant may also be exercised, in whole or in part, by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Applicable Warrant Shares equal to the quotient obtained by dividing [(A-B) * (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) delivered, in complete and executed form, pursuant to Section 2(b) hereof on a day that is not a Trading Day or (2) delivered, in complete and executed form, pursuant to Section 2(b) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the VWAP as of closing of “regular trading hours” on the date of the applicable Notice of Exercise if such Notice of Exercise is, in complete and executed form, delivered to the Company during “regular trading hours” on a Trading Day or within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(b) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is delivered, in complete and executed form, pursuant to Section 2(b) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price per Applicable Warrant Share, as adjusted hereunder; and

(X) = the number of Applicable Warrant Shares, as applicable, that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant and pursuant to the applicable Notice of Exercise if such exercise were by means of a cash exercise rather than a cashless exercise.

If the foregoing calculation results in a negative number, then no Applicable Warrant Shares shall be issued upon a “cashless exercise” pursuant to this Section 2(d).

(e)
Mechanics of Exercise.
(i)
Delivery of Applicable Warrant Shares Upon Exercise. The Company shall cause the Applicable Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Applicable Warrant Shares to or resale of the Applicable Warrant Shares by the Holder or (B) the Applicable Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrant), and otherwise by electronic book entry credit or physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Applicable Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (1) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (2) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (3) the number of Trading Days comprising the Standard Settlement Period after the delivery to the

Company of the Notice of Exercise (such date, the “Applicable Warrant Share Delivery Date”); provided, under no circumstances is the Company required to cause the Applicable Warrant Shares to be delivered prior to payment of the aggregate Exercise Price (other than in the case of a cashless exercise) with respect to such Applicable Warrant Shares being exercised. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Applicable Warrant Shares with respect to which this Warrant has been exercised (including with respect to Applicable Warrant Shares transmitted by crediting the account of the Holder’s or its designee’s balance account with the Depository Trust Company through its DWAC system), irrespective of the date of delivery of the Applicable Warrant Shares; provided that, payment of the aggregate Exercise Price (other than in the case of a cashless exercise) for such Applicable Warrant Shares is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise.
(ii)
Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Applicable Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Applicable Warrant Shares that are exercisable at such time by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
(iii)
Rescission Rights. Subject to the Company’s receipt of the aggregate Exercise Price for the Applicable Warrant Shares subject to such Notice of Exercise, if the Company fails to cause the Transfer Agent to transmit to the Holder the Applicable Warrant Shares pursuant to Section 2(e)(i) by the Applicable Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise by delivering written notice to the Company at any time prior to the Company delivering such Applicable Warrant Shares.
(iv)
No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price with respect to the Applicable Warrant Shares being exercised or round up to the next whole share.
(v)
Charges, Taxes and Expenses. Issuance of Applicable Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Applicable Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Applicable Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Applicable Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B (the “Assignment Form”) duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(vi)
Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
(vii)
Resale Registration Rights. In the event that the Company, at any time prior to the Termination Date, proposes to file on behalf of one or more stockholders of the Company a registration statement under the Securities Act pursuant to that certain Second Amended and Restated Investors’ Rights Agreement, dated April 16, 2021, by and among the Company and the investors party thereto (as amended from time to time, the “Investor Rights Agreement”), the Company shall provide written notice to the Holder as soon as practicable of such proposed filing, but in no event shall such written notice be given to the Holder later than five (5) days prior to the date that the Company intends to file such registration statement, and the Holder shall have the right to include the Applicable Warrant Shares in such registration statement upon written notice to the Company within two (2) days after the date the Company provides written notice to the Holder; provided, however, that, the rights of the Holder to include Applicable Warrant Shares in such registration statement pursuant to this Section (2)(e)(vii) shall be subordinate to the rights of the investors party to the Investor Rights Agreement, and Holder shall only be permitted to include the Applicable Warrant Shares in such registration statement after all investors party to the Investor Rights Agreement have had the opportunity to include the registration and offering of all shares of Registrable Securities (as defined in the Investor Rights Agreement) that they wish to so include in such registration statement. Notwithstanding anything to the contrary contained herein, the Company shall not be required to file any registration statement pursuant to this Section 2(e)(vii) if at the time of such request (A) the Company is not eligible to file a Form S-3 for such sales, or (B) the Holder can sell all issued Applicable Warrant Shares without restriction pursuant to Rule 144 under the Securities Act; provided, further that the Company’s obligations to file a registration statement pursuant to this Section 2(e)(vii) is subject to the receipt by the Company of any information of the Holder reasonably required to be included in the registration statement.
(f)
Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are in non-compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(f), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(f) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company and shall only be effective with respect to such Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.
Section 3.
Certain Adjustments.
(a)
Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides (including by way of stock split) outstanding shares of Common Stock into a larger number of shares or (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged, subject to the limitation on fractional shares in Section 2(e)(iv). Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
(b)
Reclassifications. If at any time prior to the Termination Date while this Warrant remains outstanding and unexpired in whole or in part, the Common Stock issuable upon exercise of this Warrant is changed into the same or a different number of shares of any class or classes of stock, this Warrant will thereafter represent the right to acquire such number and kind of securities as would have been issuable as a result of exercise of this Warrant and the Exercise Price therefor shall be appropriately adjusted.
(c)
Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.
(d)
Notice to Holder.
(i)
Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Applicable Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.
(ii)
Notice to Allow Exercise by Holder. If during the term in which this Warrant may be exercised by the Holder (A) the Company shall declare a dividend or any other distribution in whatever form (except a dividend or distribution subject to Section 3(a)) on the Common Stock, (B) the Company shall declare a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the Company proposes to effect a Fundamental Transaction, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified or the proposed date of closing in the case of a Fundamental Transaction setting forth a brief description of such proposed transaction and (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined (the “Record Date”) or (y) the date on which such Fundamental Transaction is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such Fundamental Transaction. To the extent that any notice provided in this Warrant would constitute, or contain, material, non-public information regarding the Company or any of its Subsidiaries, then prior to delivering such notice, the Company shall promptly request the Holder’s agreement to receive material non-public information and to hold such information in confidence (without disclosing the nature of such information). If the Holder does not so agree, then the Company shall be excused from delivering the notice; provided that the Company shall promptly deliver such notice after such time, if any, that delivery would not provide the Holder with material non-public information regarding the Company or any of its Subsidiaries. The Holder shall not be entitled to any such dividend, distribution, redemption, rights or warrants if the Holder does not exercise this Warrant on or prior to the Record Date. This Warrant shall terminate in all respects and no longer be exercisable upon the closing of a Fundamental Transaction; provided that, unless the Holder otherwise provides written notice to the Company, immediately prior to the closing of such Fundamental Transaction, this Warrant shall be deemed to be automatically exercised with respect to all Applicable Warrant Shares then-exercisable in accordance with Section 2(a).
Section 4.
Transfer of Warrant.

(a)
Transferability. Subject to compliance with applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with an Assignment Form duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Prior to any such transfer, the transferee shall deliver a written statement to the Company that such transferee is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, and in the case of a transaction exempt from registration under the Securities Act, shall provide documentation reasonably satisfactory to the Company that such transaction does not require registration under the Securities Act. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, in the denomination or denominations specified in such instrument of assignment and bearing appropriate legends, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date the Holder delivers an Assignment Form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of the Applicable Warrant Shares that are exercisable without having a new Warrant issued.
(b)
New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be identical to this Warrant except as to the number of Applicable Warrant Shares issuable pursuant thereto.
(c)
Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual written notice to the contrary.

(d)
Procedures Regarding Loss, Theft, Destruction or Mutilation of Warrant. If (a) this Warrant is mutilated and is surrendered to the Company for replacement or (b) both (i) there shall be delivered to the Company (A) a claim by Holder as to the destruction, loss or wrongful taking of this Warrant and a request thereby for a new replacement Warrant, and (B) such indemnity bond as may be required by the Company to save it and any agent of it as harmless and (ii) such other reasonable requirements as may be imposed by the Company as permitted by Section 8‑405 of the Uniform Commercial Code have been satisfied, then, in the absence of notice to the Company that such Warrant has been acquired by a “protected purchaser” within the meaning of Section 8-405 of the Uniform Commercial Code, the Company shall execute and deliver to the registered Holder of the lost, wrongfully taken, destroyed or mutilated Warrant, in exchange therefor or in lieu thereof, a new Warrant of the same tenor and for a like aggregate number of Warrants. Upon the issuance of any new Warrant under this Section 4(d), the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of counsel to the Company) in connection therewith.
(e)
Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:
(i)
Purchase for Own Account. This Warrant and the Applicable Warrant Shares acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption. The Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Applicable Warrant Shares.
(ii)
Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and the Applicable Warrant Shares. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and the Applicable Warrant Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.
(iii)
Investment Experience. The Holder understands that the acquisition of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies similarly situated to the Company and acknowledges that the Holder can bear the economic risk of the Holder’s investment in this Warrant and the Applicable Warrant Shares and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and the Applicable Warrant Shares and/or has a preexisting personal or business relationship with the

Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.
(iv)
Accredited Investor Status; Principal Office. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. The Holder’s principal place of business is as set forth on the signature page hereto.
(v)
The Securities Act. The Holder understands that this Warrant and the Applicable Warrant Shares issuable upon exercise hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Applicable Warrant Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.
Section 5.
Miscellaneous.
(a)
No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(e)(i), except as expressly set forth in Section 3. Without limiting the rights of a Holder to receive Applicable Warrant Shares on a “cashless exercise” pursuant to Section 2(d) or cash in lieu of fractional shares pursuant to Section 2(e)(iv), in no event will the Company be required to pay cash in lieu of issuance of Applicable Warrant Shares upon exercise.
(b)
Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.
(c)
Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares free from preemptive rights to provide for the issuance of the Applicable Warrant Shares upon the exercise of any purchase rights under this Warrant and to take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued is insufficient to permit the exercise of this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Applicable Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Applicable Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Applicable Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Applicable Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Applicable Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Applicable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Applicable Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(d)
Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.
(e)
Restrictions. The Holder acknowledges that the Applicable Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, may have restrictions upon resale imposed by state and federal securities laws.
(f)
Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.
(g)
Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Notice of Exercise) shall be in writing and shall be deemed given and as follows:

If to the Company, to it at:

1601 Trapelo Rd., Suite 178

Waltham, MA 02451

Attention: David Hering, Chief Executive Officer

Email Address: dhering@invivyd.com

with a copy (which shall not constitute notice) to:

1601 Trapelo Rd., Suite 178

Waltham, MA 02451

Attention: Jill Andersen, Chief Legal Officer

Email Address: jandersen@invivyd.com

or

If to the Holder, to it at:

Population Health Partners, L.P.

1200 Morris Turnpike, Suite 3005

Short Hills, NJ 07078

Attention: Chris Cox

E-mail Address: chris.cox@populationhp.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Neil Goldman

Email Address: ngoldman@paulweiss.com

Such notices shall be effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address specified above prior to 5:30 P.M., New York City time, on a Trading Day (provided, with respect to delivery by e-mail, that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient), (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address specified above on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day (provided, with respect to delivery by e-mail, that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient), (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery.

(h)
Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Applicable Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
(i)
Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.
(j)
Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Applicable Warrant Shares. Nothing in this Warrant, express or implied, is intended to confer upon any person other than the Company, the Holder or holder of the Warrants, any rights or remedies upon or by reason of this Warrant or any part thereof. The Holder may assign this Warrant in accordance with the provisions set forth in Section 4.
(k)
Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
(l)
Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
(m)
Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
(n)
Counterparts. This Warrant may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

INVIVYD, INC.

By: /s/ David Hering, M.B.A.

Name: David Hering, M.B.A.

Title: Chief Executive Officer

[COMPANY SIGNATURE PAGE TO WARRANT]

Acknowledged, accepted and agreed,

POPULATION HEALTH PARTNERS, L.P.

By: /s/ Chris Cox

Name: Chris Cox

Title: Managing Member

[HOLDER SIGNATURE PAGE TO WARRANT]

EXHIBIT A

NOTICE OF EXERCISE

TO: INVIVYD, INC.

(1) The undersigned hereby elects to purchase _____ [First Tranche Shares [and/or] Second Tranche Shares [and/or] Third Tranche Shares] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the Exercise Price with respect to the Applicable Warrant Shares in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ by wire transfer or cashier’s check drawn on a United States bank per Section 2(b); or

☐ cashless exercise procedure set forth in Section 2(d).

(3) Please issue said Applicable Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Applicable Warrant Shares shall be delivered:

(i) to the following DWAC Account Number:

or

(ii) in electronic book-entry credit or certificated form in the name and at the address of the following Holder:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing

Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

Exhibit A to Warrant

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.

Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED, [_______] all of [_______] First Tranche Shares [and/or] [_______] Second Tranche Shares [and/or] [_______] Third Tranche Shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Exhibit B to Warrant